Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Nasdaq-100 Index® and the S&P 500® Index due October 5, 2029

Term Sheet dated September 17, 2026 to Preliminary Pricing Supplement dated September 17, 2026 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	Common stock of Broadcom Inc. (the “AVGO Stock”), Nasdaq-100 Index® (the “NDX Index”) and S&P 500® Index (the “SPX Index”) (each, a “Market Measure”)
Pricing Date	September 30, 2026
Issue Date	October 5, 2026
Final Calculation Day	October 2, 2029
Stated Maturity Date	October 5, 2029
Principal Amount	$1,000 per security
Automatic Call	If the closing value of the lowest performing Market Measure on any call date (occurring monthly, beginning after approximately one year and ending at stated maturity) is greater than or equal to its starting value, the securities will be automatically called for the principal amount plus the call premium applicable to the relevant call date.
Call Dates and Call Premiums	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of at least approximately 22.00% per annum (to be determined on the pricing date). See “Call Dates and Call Premiums” in the accompanying PPS.
Call Settlement Date	Three business days after the applicable call date; provided that the call settlement date for the final calculation day is the stated maturity date
Maturity Payment Amount (per security)

If the securities are not automatically called, the maturity payment amount will equal:

• if the ending value of the lowest performing Market Measure on the final calculation day is greater than or equal to its threshold value: $1,000; or

• if the ending value of the lowest performing Market Measure on the final calculation day is less than its threshold value: $1,000 × performance factor of the lowest performing Market Measure on the final calculation day

Lowest Performing Market Measure	For any call date, the Market Measure with the lowest performance factor on that call date
Performance Factor	With respect to a Market Measure on any call date, its closing value on that call date divided by its starting value
Starting Value	For each Market Measure, its closing value on the pricing date
Ending Value	For each Market Measure, its closing value on the final calculation day
Threshold Value	For each Market Measure, 70% of its starting value
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06749JYW5 / US06749JYW51
Agent Discount	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.30% for marketing and other services.

Hypothetical Payout Profile*/**

* assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

** not all call dates reflected; reflects only the first, thirteenth and final call dates for illustrative purposes only

If the securities are not automatically called and the ending value of the lowest performing Market Measure on the final calculation day is less than its threshold value, you will lose more than 30%, and possibly all, of the principal amount of your securities at stated maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing Market Measure on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of any Market Measure.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $954.90 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS:

http://www.sec.gov/Archives/edgar/data/312070/000095010326014107/dp253491_424b2-9674wf.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the Market Measures or the securities composing the Indices (as defined in the accompanying PPS). You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Securities Are Not Automatically Called, You May Lose Some Or All Of The Principal Amount Of Your Securities At Stated Maturity.

•	Your Return Will Be Limited To The Applicable Call Premium And May Be Lower Than The Return On A Direct Investment In Any Or All Of The Market Measure Or The Securities Composing the Indices.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Securities Are Subject To The Full Risks Of Each Market Measure And Will Be Negatively Affected If Any Market Measure Performs Poorly, Even If The Other Market Measures Perform Favorably.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Market Measure On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Market Measure.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Market Measure That Is The Lowest Performing Market Measure On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Market Measures.

•	Higher Call Premium Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Market Measures.

•	Any Payment On The Securities Will Be Determined Based On The Closing Values Of The Market Measures On The Dates Specified.

•	Owning The Securities Is Not The Same As Owning The Underlying Stock or the Securities Composing Either Or Both Of The Indices.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	There Are Risks Associated With Single Equities.

•	We Cannot Control Actions By The Underlying Stock Issuer.

•	We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities With Respect To The NDX Index.

•	Each Index Reflects The Price Return Of The Securities Composing That Index, Not The Total Return.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Indices.

•	We And Our Affiliates Have No Affiliation With Either Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	Adjustments To The Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Historical Performance Of The Market Measures Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the product supplement no. WF-1 dated May 20, 2025, the underlying supplement dated May 15, 2025, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.